Exhibit 99.3

Unaudited Quarterly Pro Forma Operating Revenues for 2005

As a convenience to the reader, we are providing the following Unaudited Pro Forma Condensed Combined Operating Revenues for each quarter of 2005, adjusted to give effect to AT&T Inc.’s (AT&T) acquisition of BellSouth Corporation (BellSouth) as if it had occurred on January 1, 2004. BellSouth accounts for its directory operations using the amortization method and therefore defers revenues and expenses associated with directory publishing. The Unaudited Quarterly Pro Forma Operating Revenues disclosed below, do not remove deferred revenues and expenses for directories.

The Unaudited Pro Forma Condensed Combined Statements of Income do not give effect to the consolidation of YellowPages.com. The pro forma amounts have been developed from (a) the unaudited condensed consolidated financial statements of AT&T contained in its Quarterly Reports on Form 10-Q filed in 2006, (b) the unaudited condensed consolidated financial statements of BellSouth contained in its Quarterly Reports on Form 10-Q filed in 2006, (c) the unaudited condensed consolidated financial statements of AT&T Mobility (formerly Cingular Wireless) contained in its Quarterly Reports on Form 10-Q filed in 2006, and (d) the unaudited books and records of BellSouth and AT&T Mobility for the quarter ended December 31, 2005, but only through the acquisition date of December 29, 2006.

AT&T INC.

Unaudited Pro Forma Operating Revenues

Dollars in millions

	For the Three Months Ended
	12/31/05	9/30/05	6/30/05	3/31/05
AT&T Operating Revenues	$12,909	$10,304	$10,317	$10,234

AT&T Corp.*	3,481	6,620	6,760	7,015
Intercompany revenue elimination	(234)	(435)	(462)	(546)
Reclassification of UNE-P	(6)	(12)	(12)	(12)

BellSouth Operating Revenues	5,242	5,072	5,142	5,091
Intercompany revenue elimination	(221)	(223)	(212)	(222)
Reversal of deferred activation revenues	(182)	(182)	(183)	(183)

Cingular Operating Revenues	8,849	8,746	8,609	8,229
Intercompany revenue elimination	(577)	(555)	(500)	(493)

AT&T Pro Forma Operating Revenues	$29,261	$29,335	$29,459	$29,113

*	Includes results prior to the November 18, 2005 acquisition date